Exhibit 99.1
PowerSecure to Participate in the Midwest IDEAS Investor Conference
Wake Forest, N.C. — August 26, 2010 — PowerSecure International, Inc. (Nasdaq: POWR) will present at the Midwest IDEAS Investor Conference on Tuesday, August 31, 2010 at 10:00 a.m. central time, 11:00 a.m. eastern time at the University of Chicago Booth School of Business Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, IL. The presentation will include a discussion of the Company’s business operations, financial results, strategic initiatives and prospects for the future. The slide presentation and a link to an audio webcast of the event will be available beginning August 31, 2010, on the Investor Relations section of the Company’s web site at www.powersecure.com.
About PowerSecure
PowerSecure International, Inc. is a leading provider of Energy and Smart Grid Solutions to electric utilities, and their commercial, institutional, and industrial customers, as well as Energy Services to the oil and natural gas industry. PowerSecure’s Energy and Smart Grid Solutions businesses provide products and services in the areas of Energy Efficiency, Interactive Distributed Generation, and Utility Infrastructure. The Company’s Energy Efficiency business provides customers with energy efficient lighting technologies that deliver improved quality of light, including its proprietary EfficientLights LED lighting product that saves grocery, drug, and convenience stores 70% off the cost to operate traditional fluorescent lighting in their refrigerated cases. The Company is a pioneer in developing Interactive Distributed Generation® systems with sophisticated, proactive smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes, and 3) provide customers with the most dependable standby power in the industry. PowerSecure also provides utilities with transmission and distribution infrastructure construction and maintenance services, and engineering and regulatory consulting services. The Company provides Energy Services to the oil and natural gas industry through its Southern Flow and WaterSecure business units. Additional information is available at www.powersecure.com.
Contact
Chris Hutter
Chief Financial Officer
PowerSecure International, Inc.
(919) 453-1760
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